Exhibit 99

Hallador Energy Company
1660 Lincoln Street, Suite 2700
Denver, CO 80264
303.839.5504 ext. 316

FOR IMMEDIATE RELEASE

NEWS RELEASE Contact:  Rebecca Palumbo

HALLADOR ENERGY DECLARES SPECIAL DIVIDEND OF $0.12 PER SHARE
AND WILL ALSO PARTICIPATE IN A NON-DEAL ROAD SHOW SPONSORED BY FBR

Denver, Colorado - May 25, 2011

The board of directors of Hallador Energy Company today declared a special cash dividend on its common stock of $0.12 per share of which there are 28,135,620 outstanding. The dividend is payable on June 17, 2011 to holders of record on June 3, 2011.

The $.12 dividend also applies to the 858,000 outstanding restricted stock units and to the 200,000 outstanding stock options.  The total cash payment for all the outstanding securities will be about $3.5 million.

“As we said last year at this time when we paid a special ten cent dividend, we are very proud and excited to again be in strong financial shape to pay a special dividend and to also increase it by 20%,” said Andy Bishop, CFO.   We expect the dividend to be treated as a qualified dividend for income tax purpose for the recipient.  Next spring we will evaluate our cash position and funding requirements and decide if we can pay another dividend.”

During the week of June 13, 2011 we will be on the road giving presentations primarily to institutional investors in Baltimore, New York City, Boston and Chicago.  We plan to file a copy of the presentation materials with the SEC on Friday June 10 and to post such on our web site.  FBR Capital Markets & Co. is the main sponsor of the non-deal road show.

Through our wholly-owned subsidiary, Sunrise Coal, we operate an underground coal mine in Southwest Indiana.

For more information please visit both of our websites, www.halladorenergy.com or www.sunrisecoal.com.

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